Exhibit No. 15

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

February 16, 2004

TRC Companies, Inc.

5 Waterside Crossing

Windsor, Connecticut 06095

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of TRC Companies, Inc. and subsidiaries for the three and six month periods ended December 31, 2003 and 2002, as indicated in our report dated February 16, 2004 (which report includes an explanatory paragraph relating to a change in accounting for long-term fixed price contracts effective July 1, 2002 and the restatement described in Note 11); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, is incorporated by reference in Registration Statement Nos. 2-66247, 2-77690, 33-18771, 33-26748, 33-38810, 33-45169, 33-70662, 33-87446, 33-87448, 33-97332 and 333-57463 on Form S-8 and Registration Statement Nos. 33-84660, 333-74528 and 333-88176 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Costa Mesa, CA